Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-256040) and related Joint Proxy Statement/Prospectus of Peoples Bancorp Inc. and Premier Financial Bancorp, Inc. for the registration of 9,000,000 shares of Peoples Bancorp Inc. common shares and to the incorporation by reference therein of our reports dated March 1, 2021, with respect to the consolidated financial statements of Peoples Bancorp Inc., and the effectiveness of internal control over financial reporting of Peoples Bancorp Inc., included in its Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Charleston, West Virginia

May 28, 2021